ARTICLES OF INCORPORATION
                                         OF
                             EXECUTIVEMANSIONS.COM, INC.

     The undersigned, being a natural person of the age of twenty-one
(21) years or more and a subscriber to the shares of the Corporation to be organized hereunder, for the purpose of forming a corporation under Fla. Stat. Ch. 607, as amended, does hereby adopt the following Articles of Incorporation.

                                     ARTICLE I

     The name and address of the Corporation is ExecutiveMansions.com, Inc., and the street and mailing address of the Corporation is 5121 Costello Drive, Suite 2, Naples, Florida 34103.

                                    ARTICLE II

     The street address of the initial registered office of the corporation shall be is 5121 Costello Drive, Suite 2, Naples, Florida 34103, and the name of the initial registered agent at that address shall be John P. White.

                                   ARTICLE III

     The capital stock of the Corporation will consist of 10,000 shares of common stock, $1.00 par value.

                                   ARTICLE IV

     The name and address of the incorporator is as follows:

                                 John P. White
                              White and Associates
                           5121 Castello Drive, Suite 2
                              Naples, Florida 34103

                                   ARTICLE V

      The Board of Directors of the Corporation shall consist of not less than one (1) and not more than five (5) persons who shall be elected at the first meeting of the stockholders, but directors need not be stockholders. The property and business of the Corporation shall be managed and controlled by the Board of Directors. The names and addresses of the members of the first Board of Directors, who shall hold office until their successors are elected or appointed and have qualified are:

Ginny Lee
Naples Realty Services, Inc.
4099 Tamiami Trail North, 2nd Floor
Naples, Florida 34103

Michael Dion
Rcontest.com, Inc.
4989 Peachtree Parkway
Norcross, GA 30092

                                     ARTICLE VI

     The nature of the business and the objects and purposes for which the Corporation is formed and which may be transacted, promoted and carried on by the Corporation are to do any and all business permitted under the laws of the State of Florida.

                                     ARTICLE VII

     The Bylaws of this Corporation may be amended, altered or repealed by the Board of Directors.

                                     ARTICLE VIII

     The private party of the shareholders of this Corporation shall not be subjected to the payment of corporate debts, except to the extent of any unpaid balance of subscription of shares.

                                      ARTICLE IX

     Any person, upon becoming the owner or holder of any shares of stock or other securities issued by this Corporation, does hereby consent and agree that all rights, powers, privileges, obligations, or restrictions pertaining to such person or such securities in any way may be altered, amended, restricted, enlarged, or repealed by legislative enactments of the State of Florida, or of the United States which have reference to or affect corporations, such securities, or such person if any and that the Corporation reserves the right to transact any business of the Corporation, to alter, amend or repeal these Articles of Incorporation, or to do any other acts or things authorized, permitted or allowed by such legislative enactments.

                                     ARTICLE X

     Each director or officer, or former director or officer, of this Corporation and his legal representatives, shall be indemnified by the Corporation against liabilities, expenses, counsel fees and costs reasonably incurred by him as a result of any action, suit, proceeding or claim in which he is made a part by reason of his being or having been such director or officer; and any person who, at the request of this Corporation, served as director or officer of another corporation in which this Corporation owned corporate stock, and his legal representative shall in like manner be indemnified by this Corporation; provided, that in neither case shall the Corporation indemnify such director or officer with respect to any matters in which he shall be finally adjudged in any such action, suit or proceeding to have been liable for negligence or misconduct in the performance of his duties as such director or officer. The indemnification herein provided for, however, shall apply also in respect to any amount paid in compromise of any such action, suit, or proceeding or claim asserted against such director or officer (including expenses, counsel fees and costs reasonably incurred in connection therewith), provided that the Board of Directors shall have first approved such proposed compromise settlement and determined that the officer or director involved was not guilty of negligence or misconduct; but in taking such action, any director involved shall not be qualified to vote thereon, and if for this reason a quorum of the Board cannot be obtained to vote on such matter, it shall be determined by a committee of three persons appointed by the shareholders at a duly called special meeting or a regular meeting. In determining whether a director or officer was guilty of negligence or misconduct in relation to such matter, the Board of Directors or committee appointed by the shareholders, as the case may be, may rely conclusively upon an opinion of independent counsel selected by such Board or committee. The right of indemnification herein provided shall not be exclusive of any other rights to which such director or officer may be lawfully entitled.

                                      ARTICLE XI

     No holder of common shares of this Corporation shall be entitled of right to subscribe for, purchase, or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debenture, or other securities convertible into stock may be issued and disposed of by the Board of Directors to such person or persons and on such terms and for such consideration (so far as may be permitted by law) as the Board of Directors, in their absolute discretion, may deem advisable.

     IN WITNESS WHEREOF, I have hereunto executed these Articles of Incorporation on this September 2, 1999.

                                 /s/ John P. White
                                     John P. White, Incorporator

Sworn to and subscribed before me in Collier County, Florida
On this September 2, 1999.

/s/ Norma Vicent
Notary Public
My Commission Expires

                                   Norma B. Vincent
                               My Commission # CC 578496
                                Expires: August 20, 2000
                           Bonded thru Notary Public Underwriters